Exhibit 99.1

UNITIL DIRECTOR RESIGNS

HAMPTON, NH, July 9, 2014: Unitil Corporation (NYSE:UTL) (www.unitil.com) today announced that Dr. William D. “Bro” Adams has notified the Company and the Board of Directors (the “Board”) that he has resigned as a member of the Board in order to accept a position with the federal government. In April, Dr. Adams was nominated by President Barack Obama to serve as chairman of the National Endowment for the Humanities, and he was confirmed by the U.S. Senate on July 9. As the head of a federal agency, Dr. Adams is required to tender his resignation as a member of the Unitil Corporation Board. “We congratulate Bro on this tremendous achievement. We will sorely miss his knowledge and wise counsel as a member of the Unitil Board,” stated Robert G. Schoenberger, Unitil’s Chairman, Chief Executive Officer and President.

“I greatly enjoyed my time on the Unitil Board”, said Adams. “It was a real pleasure serving such a well-run and successful company. I am particularly proud of the Company’s recent growth in my own state of Maine. Unitil will be an important part of Maine’s energy future for many years to come.”

Dr. Adams was the president of Colby College (“Colby”) in Waterville, Maine, from 2000 until his recent retirement on June 30, 2014. As president, Dr. Adams also served on the board of trustees of Colby. Prior to Colby, Dr. Adams served as president of Bucknell University (“Bucknell”) from 1995 until 2000, as well as vice president and secretary of Wesleyan University in Connecticut, before Bucknell. Earlier in his career, Dr. Adams also taught political philosophy at the University of North Carolina at Chapel Hill and Santa Clara University, and was coordinator of the Great Works in Western Culture program at Stanford University. Dr. Adams also serves as a member of the board of directors of Maine Public Broadcasting Corporation.

Dr. Adams had been a member of the Unitil Board since March 2009, and his current term would have expired in April 2015. His resignation is effective as of today, July 9, 2014.

6 Liberty Lane West

Hampton, New Hampshire 03842

www.unitil.com

Ph: 603-772-0775 Fax: 603-773-6605

About Unitil Corporation

Unitil Corporation provides energy for life by safely and reliably delivering natural gas and electricity in New England. We are committed to the communities we serve and to developing people, business practices, and technologies that lead to dependable, more efficient energy. Unitil Corporation is a public utility holding company with operations in Maine, New Hampshire and Massachusetts. Together, Unitil’s operating utilities serve approximately 102,400 electric customers and 75,900 natural gas customers. Other subsidiaries include Usource, Unitil’s non-regulated business segment. For more information about our people, technologies, and community involvement please visit www.unitil.com.

For more information please contact:

David Chong – Investor Relations

Phone: 603-773-6499

Email: chong@unitil.com

Alec O’Meara – Media Relations

Phone: 603-773-6404

Email: omeara@unitil.com